Exhibit 10.23

April 27, 2006

Paul McGuire

[address]

Dear Paul:

On behalf of Corsair Memory, I am pleased to offer you a position as Vice President of Worldwide Sales, reporting to Andy Paul, President. Your start date will be as soon as possible but no later than June 1, 2006.

Your base salary will be $225,000 per annum, or $18,750.00 per month. As with all Senior Managers at Corsair, you will be eligible to receive a bonus each calendar year of employment depending on company performance. A first year Senior Manager Bonus of 10% of your base salary will be guaranteed, pro rata based on your actual start date.

In addition, you will receive a monthly commission of $5,416.67 ($65,000 annually) if you achieve 100% of the Corporate Sales Plan. For the balance of 2006, your monthly commission will be guaranteed if the actual monthly sales’ does not meet the sales plan. The attached document is the sales plan for 2006 which you will be tracked against.

Salaries and commissions are paid twice monthly on the 15th and the last day of each month.

Corsair offers a full service benefits plan that includes: a) 3 weeks paid vacation per year, which is accrued on a monthly basis; b) medical and chiropractic through Healthnet or medical through Kaiser; c) dental, orthodontics (for children), life insurance and long-term disability through United Concordia; d) vision through Vision Service Plan (VSP); supplemental insurance through Colonial; f) after 90 days you will be eligible to join the Corsair 401K plan; and g) you will be eligible to participate in Corsair’s profit sharing plan per profit sharing plan documents.

Should your employment with Corsair Memory Inc. be terminated un-voluntarily, then Corsair Memory Inc. will cover your first three (3) months of eligible Cobra expenses.

Corsair will also offer you a Stock Grant of 20,000 shares, at the current ESOP price of $27.03. This grant will have a three (3) year reverse vesting schedule. Corsair will also offer, as part of this Stock Grant, to provide you a loan of $540,600 which will be forgiven over a three (3) year period. The loan will have a fixed interest rate of 7.75% (today’s prime rate) which will also be forgiven over the three (3) year period. Only “owned” shares of stock will be eligible to be factored into any Shareholder Bonuses.

In addition, you will be given an opportunity to purchase up to 15,000 shares after 90 days of employment at the then independent valuation ESOP price per share. At the time of purchase, you will be required to pay a minimum of 10% of the purchase price. Corsair will advance you an interest bearing secured loan for the balance of the stock purchase. The loan will be for a period of three (3) years and the interest rate will be fixed for the duration of the loan and will equal the prime rate at the time of purchase. Your first loan payment won’t be due until January 1, 2007 and you will be allowed to use shareholder bonuses, management bonuses and profit sharing to pay down the loan. This opportunity can be held open until the end of 2006, but the price cannot be guaranteed. However currently the expectation is that the ESOP price will remain at $27.03 for the balance of the year.

In addition, at times during your employment at Corsair, other shares of stock may be available for purchase directly from other shareholders. The company will endeavor to make available to you for purchase an additional 15,000 shares from other shareholders. These should be available at the current ESOP stock price, but you will have to negotiate with the individual shareholder any loan program and up front payment.

Working hours are nominally 8:15AM to 5:30PM Monday to Friday although extra hours may be required to meet your goals and objectives.

By signing acceptance of this offer, you agree that:

1)	You have the legal right to work in the United States.
2)	You do not have in your possession or will not bring into the company any proprietary data from any previous employer.

Sincerely,

Corsair Memory Inc.

/s/ Andrew Paul

Andrew Paul

President

Accepted by	/s/ Paul McGuire	Date	5/8/06

Printed Name	Paul McGuire